Exhibit 99.1

NEWS RELEASE –

Cliffs Natural Resources Inc. Reports First-Quarter 2012 Results

•	Revenue Increases 7% over Last Year to $1.3 Billion; Net Income Attributable to Cliffs’ Shareholders Reported As $376 Million, or $2.63 Per Diluted Share

•	Global Iron Ore Sales Volume Sets New First-Quarter Record of 8 Million Tons

•	North American Coal Achieves Record Sales and Production Volumes and Increased Profitability

CLEVELAND—April 25, 2012—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2012. Consolidated revenues were up 7% to a first-quarter record of $1.3 billion, from $1.2 billion in the same quarter last year. The increase was driven by higher sales volumes across all of the Company’s reporting segments, partially offset by lower year-over-year pricing for the commodities Cliffs sells.

Joseph Carrabba, the Company’s chairman, president and chief executive officer, said, “Our ability to increase sales volumes across all business segments is the direct result of continued execution of the organic growth projects acquired over recent years. We recognize that at times, this growth presents challenges; however, we are committed to optimizing all of our operations, both new and old, to deliver increased production reliability and scale. As announced last month, we are shifting our focus from large-scale acquisitions to project management within our internal pipeline.”

During the quarter, Cliffs’ consolidated sales margin of $304 million was unfavorably impacted by higher cost of goods sold rates, specifically, higher mining, maintenance and transportation costs. Cliffs also indicated that the prior year’s first-quarter sales margin of $600 million included a $179 million favorable impact from negotiated settlements with two of the Company’s largest customers.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Net income attributable to Cliffs’ common shareholders was $376 million, or $2.63 per diluted share, down from $423 million, or $3.11 per diluted share, in the first quarter of 2011. The decrease was primarily driven by the lower sales margin indicated above and the absence of significantly higher realized gains from foreign currency contracts included within first-quarter 2011 results. Partially offsetting the decrease was the favorable effect related to the Australian federal government’s recently enacted Minerals Resource Rent Tax (MRRT). First-quarter 2012 results included a $255 million favorable impact related to the recognition of MRRT and other discrete tax items. Excluding these items, Cliffs’ effective tax rate was approximately 23% during the first quarter of 2012.

U.S. Iron Ore

	Three Months Ended March 31,
	2012	2011(1)
Volumes—In Thousands of Long Tons
Sales volume	3,379	2,825
Cliffs’ share of total production volume	5,300	5,160

Sales Margin—In Millions
Revenues from product sales and services	$441.7	$510.2
Cost of goods sold and operating expenses	274.8	148.9

Sales margin	$166.9	$361.3

Sales Margin—Per Long Ton
Revenues from product sales and services*	$117.40	$166.05
Cash cost**	61.14	31.96
Depreciation, depletion and amortization	6.87	6.19

Cost of goods sold and operating expenses*	68.01	38.15

Sales margin	$49.39	$127.90

(1)	Revenues, cost of goods sold and all per-ton figures include the aggregate impact of the previously disclosed arbitration and litigation settlements with Cliffs’ customers. The aggregate impact of the settlements positively impacted revenues by approximately $125 million and cost of goods sold and operating expenses by approximately $54 million.
*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

First-quarter 2012 U.S. Iron Ore pellet sales volume increased to 3.4 million tons, compared with 2.8 million tons sold in the first quarter of 2011. The increase was primarily attributed to vessel timing and a stronger demand for iron ore pellets driven by higher North American steel industry capacity utilization of approximately 78%, compared to 74% in the year-ago quarter. Cliffs also indicated first-quarter U.S. Iron Ore sales volumes are historically slower compared with other periods due to shipping constraints on the Great Lakes.

U.S. Iron Ore revenues per ton for the first quarter of 2012 were $117.40, a decrease of 29% when compared to the prior year’s first quarter. As previously disclosed, first-quarter 2011 U.S. Iron Ore results were favorably impacted by nonrecurring negotiated settlements with two of the Company’s largest customers. Excluding these settlements, U.S. Iron Ore revenues per ton decreased 4%, reflecting lower year-over-year seaborne iron ore pricing, a pricing factor contained in a majority of Cliffs’ U.S. iron ore supply agreements.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cash cost per ton in U.S. Iron Ore was $61.14, up 91% from the first quarter of 2011. Cliffs stated first-quarter 2011 results included the favorable impact from one of the previously disclosed, nonrecurring negotiated settlements. Excluding the settlement impact, first-quarter 2012 cash cost per ton increased 20%, primarily driven by mine-development and labor-related expenses.

Eastern Canadian Iron Ore

	Three Months Ended March 31,
	2012	2011
Volumes—In Thousands of Metric Tons
Total sales volume	1,896	730
Total production volume	2,062	855

Sales Margin—In Millions
Revenues from product sales and services	$220.7	$127.3
Cost of goods sold and operating expenses	235.0	92.8

Sales margin	$(14.3)	$34.5

Sales Margin—Per Metric Ton
Revenues from product sales and services	$116.40	$174.38
Cash cost*	103.96	113.97
Depreciation, depletion and amortization and other non-cash costs	19.99	13.15

Cost of goods sold and operating expenses*	123.95	127.12

Sales margin	$(7.55)	$47.26

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less inventory step-up costs, purchase price adjustments, and depreciation, depletion and amortization per ton.

First-quarter 2012 Eastern Canadian Iron Ore sales volume was 1.9 million tons, a 160% increase from the 730,000 tons sold in the first quarter of 2011. The increase was primarily attributable to approximately 1.4 million tons of incremental iron ore concentrate sales volume from the Bloom Lake Mine. Pellet sales volume decreased year over year at Wabush Mine primarily due to maintenance activities that resulted in a lack of pellet availability.

Eastern Canadian Iron Ore first-quarter 2012 revenues per ton were $116.40, down 33% from $174.38 in the comparable quarter in 2011. The lower per-ton revenues were driven by decreased year-over-year seaborne pricing for iron ore and a sales mix that included a higher proportion of iron ore concentrate sales from Bloom Lake Mine. Comparable sales from the 2011 first quarter were comprised entirely of a pellet product, sold in a significantly stronger pellet pricing environment.

Cash cost per ton in Eastern Canadian Iron Ore was $103.96, down 9% from $113.97 in the year-ago quarter. The decrease was due to lower cash costs at Bloom Lake Mine of $98 per ton, which was not a consolidated entity in the prior year’s comparable quarter. During the first

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

quarter of 2012, and as previously disclosed, Bloom Lake Mine’s operations were unfavorably impacted by a fire in the mine’s concentrating facility, which resulted in 10 days of production downtime. Cliffs estimates Bloom Lake Mine’s first-quarter cash costs were unfavorably impacted by approximately $16 per ton related to the fire and other nonrecurring expenses. Largely driven by higher fixed-cost leverage, Cliffs stated it continues to anticipate achieving approximately $60 cash costs per ton at Bloom Lake Mine in the second half of 2012.

Wabush Mine’s first-quarter 2012 cash costs were $120 per ton, up 5% from the prior year’s comparable quarter, due to increased maintenance and repair spending as well as higher energy and supply costs.

Asia Pacific Iron Ore

	Three Months Ended
	March 31,
	2012	2011
Volumes—In Thousands of Metric Tons
Total sales volume	2,773	2,221
Total production volume	2,275	2,067
Sales Margin—In Millions
Revenues from product sales and services	$359.8	$345.4
Cost of goods sold and operating expenses	234.8	149.6

Sales margin	$125.0	$195.8

Sales Margin—Per Metric Ton
Revenues from product sales and services	$129.75	$155.52
Cash cost*	73.86	56.55
Depreciation, depletion and amortization	10.82	10.81

Cost of goods sold and operating expenses	84.68	67.36

Sales margin	$45.07	$88.16

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

First-quarter 2012 Asia Pacific Iron Ore sales volume increased 25% to a record 2.8 million tons from 2.2 million tons in 2011’s comparable quarter. The increase was due to the timing of two shipments carried over from the fourth quarter of 2011, as well as increased volumes available at the port resulting from operating longer trains—a component of Cliffs’ infrastructure upgrades to achieve an 11 million ton annual run rate.

Revenues per ton for the first quarter of 2012 decreased 17% to $129.75, from $155.52 in last year’s first quarter. The decrease was driven by lower year-over-year seaborne pricing for iron ore.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

First-quarter cash cost per ton in Asia Pacific Iron Ore increased 31% to $73.86 from $56.55 in last year’s comparable quarter. The increase was primarily due to higher mining costs related to the Company’s expansion to 11 million tons per year, and unfavorable foreign exchange rates from the year-ago quarter.

North American Coal

	Three Months Ended
	March 31,
	2012	2011
Volumes—In Thousands of Short Tons
Total sales volume	1,407	1,259
Total production volume	1,757	1,356
Sales Margin—In Millions
Revenues from product sales and services	$189.9	$165.0
Cost of goods sold and operating expenses	175.4	167.9

Sales margin	$14.5	$(2.9)

Sales Margin—Per Short Ton
Revenues from product sales and services*	$121.61	$123.83
Cash cost**	97.01	108.98
Depreciation, depletion and amortization	14.29	17.16

Cost of goods sold and operating expenses*	111.30	126.14

Sales margin	$10.31	$(2.31)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

For the first quarter of 2012, North American Coal sales volume was 1.4 million tons, a 12% increase from the 1.3 million tons sold in the prior year’s comparable quarter. The increase was primarily driven by significantly higher year-over-year sales volume from Cliffs’ low-volatile metallurgical coal mines, which achieved meaningfully higher year-over-year production volumes.

North American Coal’s first-quarter 2012 revenues per ton were down slightly to $121.61 versus $123.83 in the first quarter of 2011. Cliffs indicated the slight decline in revenues per ton was primarily attributable to decreased market pricing for the Company’s coal products. While Cliffs contracted and priced a significant amount of metallurgical coal volume under favorable pricing earlier in the year, the Company’s first-quarter results included a significant volume of sales at lower spot-market pricing.

Cash cost per ton decreased 11% to $97.01 from $108.98 in the comparable quarter last year. The lower cash cost per ton was primarily attributed to higher fixed-cost leverage as the result of the increased production volumes indicated above.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Sonoma Coal and Amapá

In the first quarter of 2012, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 393,000 tons. Revenues and sales margin generated for Cliffs were $52.4 million and $11.7 million, respectively. Revenues per ton at Sonoma were $133.28, with cash costs of $90.92 per ton.

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the first quarter of 2012, Amapá produced approximately 1.4 million tons and generated an equity loss of $6.1 million for Cliffs’ share of the operation. The equity loss was primarily driven by the reversal of previously anticipated tax benefits and a sales mix consisting of primarily low-grade product.

Capital Structure, Cash Flow and Liquidity

At quarter end, Cliffs had $122 million of cash and cash equivalents and $3.6 billion in long-term debt. For the quarter, Cliffs used $129 million in cash, compared to generating $107 million in cash from operations in the year-ago quarter. The Company indicated the prior year’s first quarter included a nonrecurring cash payment of $129 million, related to establishing a final pricing mechanism with one of its customers. Historically, the Company has generated the majority of its operating cash flow during the second half of the calendar year.

During the first quarter of 2012, Cliffs reported depreciation, depletion and amortization of $117 million.

Outlook

Looking ahead, Cliffs expects the drivers affecting global steel demand to remain intact. In China, Cliffs anticipates GDP growth targets to support annual crude steel production of approximately 730 million tons, maintaining a healthy demand for its Eastern Canadian Iron Ore and Asia Pacific Iron Ore businesses. The Company continues to anticipate modest growth in the U.S. economy, which is expected to result in steady end markets for Cliffs’ customers. Given these expectations, Cliffs anticipates an average 2012 spot price for 62% Fe seaborne iron ore of approximately $150 per ton (C.F.R. China), a price serving as the basis for the iron ore business outlook below.

U.S. Iron Ore Outlook (Long tons)

For 2012, the Company is maintaining its U.S. Iron Ore sales and production volume expectations of approximately 23 million tons and 22 million tons, respectively.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The Company’s full-year 2012 U.S. Iron Ore revenues-per-ton expectation is approximately $115-$120 based on the following assumptions:

•	Average 2012 U.S. steelmaking utilization of approximately 75%; and

•	Average 2012 hot rolled steel pricing of approximately $700-$750 per ton.

In addition, the revenues-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs’ supply agreements).

Cliffs is maintaining its full-year 2012 U.S. Iron Ore cash-cost-per-ton expectation of approximately $60-$65. Depreciation, depletion and amortization for full-year 2012 is expected to be approximately $4 per ton.

Eastern Canadian Iron Ore Outlook (Metric tons, F.O.B. Eastern Canada)

For 2012, the Company is maintaining its Eastern Canadian Iron Ore sales volume expectation of approximately 12 million tons. Production volume for the full year is anticipated to be approximately 11.2 million tons, lower than the Company’s previous expectation of 12 million tons, primarily driven by the aforementioned production challenges.

Cliffs’ full-year 2012 Eastern Canadian Iron Ore revenues per ton are expected to be approximately $140-$145, assuming a product mix of approximately two-thirds iron ore concentrate and one-third iron ore pellets.

The Company is increasing its Eastern Canadian Iron Ore full-year 2012 cash-cost-per-ton expectation to approximately $80-$85, from $70-$75, as the result of increased expenses at both Wabush Mine and Bloom Lake Mine, as indicated above. Despite the increase in Cliffs’ outlook for the segment, the Company is maintaining its expectation of achieving cash costs per ton of approximately $60 at Bloom Lake Mine in the second half of 2012. Depreciation, depletion and amortization is anticipated to be approximately $18 per ton for full-year 2012.

Asia Pacific Iron Ore Outlook (Metric tons, F.O.B. the port)

Cliffs is increasing its full-year 2012 Asia Pacific Iron Ore expected sales volume to approximately 11.4 million tons from a previous expectation of approximately 11 million tons. Production volume is anticipated to be 11.1 million tons. Full-year 2012 Asia Pacific Iron Ore revenues per ton are expected to be approximately $140-$145, assuming a product mix of approximately half lump and half fines iron ore.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Primarily as a result of increased mining costs due to lower ore recovery rates and a stronger full-year average Australian dollar assumption, the Company is increasing its full-year 2012 Asia Pacific Iron Ore cash-cost-per-ton expectation to approximately $70-$75 from a previous expectation of $65-$70. The new expectation assumes an average U.S./Australian dollar exchange rate of $1.05 for 2012. Cliffs anticipates depreciation, depletion and amortization to be approximately $13 per ton for full-year 2012.

North American Coal Outlook (Short tons, F.O.B. the mine)

Cliffs is maintaining its 2012 North American Coal sales and production volume expectations of approximately 7.2 million tons and 6.6 million tons, respectively. Sales volume mix is anticipated to be approximately 4.5 million tons of low-volatile metallurgical coal and 1.6 million tons of high-volatile metallurgical coal, with thermal coal making up the remainder of the expected sales volume.

Cliffs is decreasing its North American Coal 2012 revenues-per-ton expectation to approximately $130-$135, from its previous expectation of $140-$150. The decrease is driven by lower spot-market pricing for metallurgical coal products.

The Company is maintaining its cash-cost-per-ton expectation of approximately $105-$110, which includes the impact of sales from higher cost inventory stockpiles at Oak Grove Mine related to the operation’s recovery from severe weather in 2011. Full-year 2012 depreciation, depletion and amortization is expected to be approximately $14 per ton.

The following table provides a summary of Cliffs’ 2012 guidance for its four business segments:

2012 Outlook Summary
	U.S.		Eastern Canadian		Asia Pacific		North American
	Iron Ore (1)		Iron Ore (2)		Iron Ore (3)		Coal (4)
	Current	Previous	Current	Previous	Current	Previous	Current	Previous
	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook	Outlook

Sales volume (million tons)	23	23	12	12	11.4	11	7.2	7.2

Revenue per ton	$115 - $120	$115 - $125	$140 - $145	$135 - $145	$140 - $145	$135 - $145	$130 - $135	$140 - $150

Cash cost per ton	$60 - $65	$60 - $65	$80 - $85	$70 - $75	$70 - $75	$65 - $70	$105 - $110	$105 - $110

DD&A per ton	$4	$5	$18	$19	$13	$13	$14	$16

(1)	U.S. Iron Ore tons and are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Outlook for Sonoma Coal and Amapá (Metric tons, F.O.B. the port)

Cliffs has a 45% economic interest in Sonoma Coal. For 2012, Cliffs is maintaining its expected sales and production volume of 1.6 million tons. The approximate product mix is expected to be two-thirds thermal coal and one-third metallurgical coal. Cliffs is also maintaining its full-year 2012 cash-cost-per-ton expectation of approximately $105-$110. For 2012, depreciation, depletion and amortization is expected to be approximately $14 per ton.

As a result of the aforementioned reversal of anticipated tax benefits and a change in the anticipated sales price, Cliffs now expects Amapá to be approximately breakeven in 2012 compared to a previous expectation of over $30 million in equity income.

SG&A Expenses & Other Expectations

Cliffs is maintaining its full-year 2012 SG&A expense expectation of approximately $325 million.

The Company is also maintaining its cash outflows expectation of approximately $165 million to support future growth. This is comprised of approximately $90 million related to exploration and drilling programs and approximately $75 million related to its chromite project in Ontario, Canada.

For 2012, Cliffs anticipates a full-year effective tax rate of approximately 5%, down from its previous expectation of 25%. Excluding the previously mentioned newly enacted MRRT and other discrete tax items, the Company anticipates its effective tax rate to be approximately 23%. In addition, Cliffs expects its full-year 2012 depreciation, depletion and amortization to be approximately $585 million.

2012 Capital Budget Update and Other Uses of Cash

Primarily driven by adjustments to the Company’s outlook disclosed above, Cliffs is decreasing its full-year 2012 cash flow from operations expectation to approximately $1.7 billion, from its previous expectation of $1.9 billion.

Cliffs is also maintaining its previously disclosed 2012 capital expenditures budget of approximately $1 billion, comprised of approximately $300 million in sustaining capital and $700 million in growth and productivity-improvement capital.

Cliffs will host a conference call to discuss its first-quarter 2012 results tomorrow, April 26, 2012, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. The Company also has a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. In addition, Cliffs has a major chromite project, in the pre-feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-Looking Statements

This release contains “forward-looking” statements within the safe harbor protections of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond Cliffs’ control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including: the uncertainty or weakness in global economic and/or market conditions; trends affecting our financial condition, results of operations or future prospects, particularly any slowing of the economic growth rate in China for an extended period; the ability to successfully integrate acquired companies and achieve post-acquisition synergies, including without limitation, Consolidated Thompson; the ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, materials or services providers, or any other litigation or arbitration; changes in sales volume or mix; the impact of price-adjustment factors on our sales contracts; our ability to successfully identify and consummate any strategic investments; unanticipated downturns in business relationships with customers or their purchases from us; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of pre-feasibility and feasibility studies in relation to projects; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; the ability to achieve planned production rates or levels; our actual economic ore reserves or reductions in current resource estimates; adverse changes in currency values, currency exchange rates and interest rates; the ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and renew expiring collective bargaining agreements on satisfactory terms; availability of capital equipment and component parts; the amount and including timing of any insurance recovery proceeds with respect to Oak Grove Mine; risks related to international operations; potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and problems or uncertainties with productivity, third-party contractors, unanticipated geological conditions, weather conditions, natural disasters, tons mined, changes in cost factors, the supply or price of energy, equipment failures, transportation, mine-closure obligations and employee benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Global Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2012	2011
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,200.9	$1,133.0
Freight and venture partners’ cost reimbursements	63.8	50.2

	1,264.7	1,183.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(961.2)	(583.7)

SALES MARGIN	303.5	599.5
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(63.0)	(50.6)
Exploration costs	(18.8)	(10.6)
Miscellaneous—net	9.4	3.8

	(72.4)	(57.4)

OPERATING INCOME	231.1	542.1
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	0.3	56.3
Interest income	2.0	2.5
Interest expense	(47.3)	(38.4)
Other non-operating income	1.5	0.5

	(43.5)	20.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME FROM VENTURES	187.6	563.0
INCOME TAX BENEFIT (EXPENSE)	210.8	(142.2)
EQUITY INCOME (LOSS) FROM VENTURES	(6.9)	3.0

INCOME FROM CONTINUING OPERATIONS	391.5	423.8
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(0.1)	(0.4)

NET INCOME	391.4	423.4
LESS: INCOME ATTRIBUTABLE TO
NONCONTROLLING INTEREST	15.6	—

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$375.8	$423.4

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS—BASIC
Continuing operations	$2.64	$3.12
Discontinued operations	—	—

	$2.64	$3.12

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS—DILUTED
Continuing operations	$2.63	$3.11
Discontinued operations	—	—

	$2.63	$3.11

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	142,226	135,486
Diluted	142,709	136,191

CASH DIVIDENDS DECLARED PER SHARE	$0.28	$0.14

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$122.3	$521.6
Accounts receivable	247.2	304.2
Inventories	695.9	475.7
Supplies and other inventories	228.8	216.9
Deferred and refundable taxes	21.8	21.9
Derivative assets	78.8	82.1
Other current assets	192.5	168.3

TOTAL CURRENT ASSETS	1,587.3	1,790.7
PROPERTY, PLANT AND EQUIPMENT, NET	10,766.7	10,524.6
OTHER ASSETS
Investments in ventures	530.9	526.6
Goodwill	1,166.9	1,152.1
Intangible assets, net	143.0	147.0
Deferred income taxes	511.7	209.5
Other non-current assets	186.8	191.2

TOTAL OTHER ASSETS	2,539.3	2,226.4

TOTAL ASSETS	$14,893.3	$14,541.7

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$394.5	$380.3
Accrued expenses	380.6	386.3
Taxes payable	238.0	324.5
Current portion of term loan	87.2	74.8
Deferred revenue	108.6	126.6
Other current liabilities	175.7	200.8

TOTAL CURRENT LIABILITIES	1,384.6	1,493.3
POSTEMPLOYMENT BENEFIT LIABILITIES	635.6	665.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	227.0	222.0
DEFERRED INCOME TAXES	1,143.9	1,062.4
LONG-TERM DEBT	3,583.8	3,608.7
BELOW-MARKET SALES CONTRACTS	113.2	111.8
OTHER LIABILITIES	371.3	338.0

TOTAL LIABILITIES	7,459.4	7,502.0
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	6,140.0	5,785.0
NONCONTROLLING INTEREST	1,293.9	1,254.7

TOTAL EQUITY	7,433.9	7,039.7

TOTAL LIABILITIES AND EQUITY	$14,893.3	$14,541.7

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2012	2011
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$391.4	$423.4
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	117.3	79.8
Derivatives and currency hedges	(9.9)	(42.7)
Equity (income) loss in ventures (net of tax)	6.9	(3.0)
Pensions and other postretirement benefits	(24.8)	—
Deferred income taxes	(248.5)	14.2
Changes in deferred revenue and below-market sales contracts	(23.3)	15.8
Other	(5.7)	(22.6)
Changes in operating assets and liabilities:
Receivables and other assets	(9.5)	(166.7)
Product inventories	(219.0)	(229.5)
Payables and accrued expenses	(103.9)	38.2

Net cash provided (used) by operating activities	(129.0)	106.9
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(241.1)	(65.7)
Settlements in Canadian dollar foreign exchange contracts	—	28.1
Investments in ventures	(11.2)	(0.1)
Proceeds from sale of assets	0.3	0.3

Net cash used by investing activities	(252.0)	(37.4)
FINANCING ACTIVITIES
Net proceeds from issuance of senior notes	—	699.3
Repayment of term loan	(12.5)	—
Debt issuance costs	—	(31.8)
Cost of Canadian dollar foreign exchange option	—	(22.3)
Contributions by joint ventures	30.0	8.0
Common stock dividends	(39.7)	(19.0)
Other financing activities	1.0	(6.8)

Net cash provided (used) by financing activities	(21.2)	627.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2.9	4.1

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(399.3)	701.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	521.6	1,566.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$122.3	$2,267.7

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544